Exhibit 2 (A) CONFORMED COPY












                        FIRST AMENDED AND RESTATED


                         ASSET PURCHASE AGREEMENT


                              by and between


                         SENECA FOODS CORPORATION


                                    and


                           THE PILLSBURY COMPANY


                             December 8, 1994,
                       as amended February 10, 1995





                   FIRST AMENDED AND RESTATED
                    ASSET PURCHASE AGREEMENT


                         This ASSET PURCHASE AGREEMENT (this
"Agreement"), dated as of December 8, 1994, is made and entered into by and between The Pillsbury Company, a Delaware corporation ("Seller"), and Seneca Foods Corporation, a New York corporation ("Buyer").

                         WHEREAS, Seller is engaged, among other
things, in the business of acquiring, processing, manufacturing, packaging, marketing and selling certain categories of shelf-stable vegetable products (the "Products") under its Green
Giantr brand (the "Business");

                         WHEREAS, Buyer is engaged, among other
things, in a business similar to the Business;

                         WHEREAS, Seller has particular expertise
in the marketing and selling functions of the Business and Buyer has particular expertise in the acquiring, processing, manufacturing and packaging of products similar to the Products;

                         WHEREAS, Seller has determined that it
would be beneficial to Seller and its stockholder for Seller to exit the portions of the Business involving acquiring, processing, manufacturing and packaging of the Products, while retaining the marketing and selling functions of the Business;

                         WHEREAS, Buyer has determined that it
would be beneficial to Buyer and its stockholders for Buyer to expand its capacities with respect to the portions of the Business involving acquiring, processing, manufacturing and packaging of the Products;

                         WHEREAS, Buyer and Seller have
determined that it would be mutually beneficial to effect a transfer of the assets of Seller identified herein to Buyer, in conjunction with the creation of an alliance of the parties for the continuation of the Business in which Buyer would engage in the acquisition, processing, manufacturing and packaging functions of the Business and Seller would market and sell the Products, in the manner contemplated in the Alliance Agreement attached hereto as Exhibit A (the "Alliance Agreement"); and

                         WHEREAS, Seller desires to sell and
assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement (including the entry into and performance of the Alliance Agreement by such parties), certain identified assets and liabilities of Seller that are currently used in conjunction with or related to the Business.

                         NOW, THEREFORE, in consideration of the
mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:


                            ARTICLE I

          TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

                         1.01 Transfer of Assets.  On the terms
and subject to the conditions set forth in this Agreement, Seller shall, at the "Closing" (as defined in Section 3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the "Closing Date" (as defined in Section 3.01 hereof), in and to the following assets of Seller, all of which are related to, or used in conjunction with, the Business (collectively, the "Assets"):

                    (a)  The manufacturing plants of Seller,
     and spray fields and other wastewater capacity rights related thereto, all as identified in Schedule 1.01(a) hereto (collectively, the "Plants"), including any agricultural shops used in connection with the operation of the Plants (the "Farm Shops"), and also including, for this purpose only, Seller's Farm Shop located at Ripon, Wisconsin;

                    (b)  Fee title to the real property
     owned by Seller on which the Plants are located and all buildings (including the Plants) and other improvements and all easements and appurtenances relating thereto, as more fully described in Schedule 1.01(b) hereto;

                    (c)  All of the equipment, machinery,
     furniture, fixtures, furnishings, trucks, tractors and other motor vehicles, hardware, tools, spare and replacement parts and all other items of tangible personal property owned by Seller and located at any of the Plants and the Farm Shops (including, for this purpose only, Seller's Farm Shops located at Ripon, Wisconsin and Belvidere, Illinois), of which such assets material to the operation of the Plants are identified in Schedule 1.01(c) hereto, and all of the "Transferred Equipment" (as defined in Section 10.01(b) hereof);

                    (d)  Seller's interest as lessee, to the
     extent assignable, in all real property leases with respect to real property on which any of the Plants is located and all leasehold improvements thereon, of which the leases material to the operation of the Plants are identified in Schedule 1.01(d) hereto;

                    (e)  Seller's interest, to the extent
     assignable, in all personal property leases to which Seller is a party with respect to personal property which is located at any of the Plants (other than motor vehicles which constitute part of any of Seller's fleets of motor vehicles), of which the leases material to the operation of the Plants are identified in
     Schedule 1.01(e) hereto;

                    (f)  All of Seller's inventories of (i)
     supplies (including cans and other containers, packaging materials, labels and ingredients used or planned for use in the Business) and raw materials (including vegetable seed (but subject to the restrictions on use of proprietary seed as set forth in the Alliance Agreement) located at the Plants and the Closed Plants (as such term is defined Section 10.01), but specifically excluding any of Seller's inventories in existence on the Closing Date of peas, green beans, corn, asparagus and dry beans and any other vegetable raw materials), (ii) Seller's interest, to the extent assignable, in all orders or contracts for the purchase of such supplies and raw materials and (iii) fuels and other miscellaneous items used in the maintenance or operation of any of the Plants ("Non-Product Supplies") (collectively, the "Inventory Assets"). The estimated (as of the date hereof) aggregate amounts (in United States funds) of the Inventory Assets are described in
     Schedule 1.01(f) hereto. Seller agrees to provide Buyer at the Closing with an updated estimate of
     Schedule 1.01(f), revised to the Closing Date (such updated Schedule 1.01(f) being referred to herein as the "Inventory Schedule"). As to any Non-Product Supplies located at the Closed Plants, Buyer and Seller shall mutually agree upon on the disposition thereof;

                    (g)  The contracts and agreements of
     Seller that are identified or described in Schedule
     1.01(g) hereto, to the extent such contracts and agreements are assignable;

                    (h)  All prepaid expenses and deposits
     made by Seller with respect to the Assets, which expenses and deposits are described in Schedule 1.01(h) hereto;

                    (i)  all personal property relating to
     Seller's corn seed treating and distribution center and Seller's knife center located at Le Sueur, Minnesota;

                    (j)  The right to use the telephone
     numbers currently being used at the offices or facilities located at the Plants (but specifically excluding the right to use any "800" numbers relating to Seller customer service or emergency response matters);

                    (k)  All permits, licenses and other
     governmental approvals held by Seller with respect to the Assets, to the extent they are assignable; and

                    (l)  Copies or originals of all of
     Seller's books and records relating to its ownership, operation or maintenance of the Assets (but specifically excluding all books and records relating to Seller's operations of the Business, including the assets referred to in Section 1.02(f) hereof).

                         1.02 Excluded Assets.  Notwithstanding
the terms of Section 1.01, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

                    (a)  All assets of Seller associated
     with the Business and not specifically transferred to Buyer hereby including, without limitation:

                    (i)  all assets relating to Seller's
          agricultural research and development centers and associated agronomic services operations located at Seller's Technical Centers in Minneapolis and
          Le Sueur, Minnesota; and

                    (ii) all inventories of finished goods
          and work-in-process (including frozen bulk vegetables) for Products located at any of the Plants on the Closing Date;

                    (b)  All corporate certificates of
     authority and corporate minute books and the corporate stock record or register of Seller, and all bank accounts of Seller;

                    (c)  All documents or other tangible
     materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in connection with the Business, wherever located (including, without limitation, any such properties located at any of the Plants);

                    (d)  Except as provided in Section
     10.04(b), all rights in patents, patent applications, copyrights, trade secrets or other intellectual property rights (other than those described in Section 1.02(e) hereof) owned by, licensed to or otherwise controlled by Seller or used or useful in, developed for use in or necessary to the conduct of the Business;

                    (e)  All of Seller's trademarks, service
     marks, trade names, brand names, corporate names and logos, including without limitation, the names and logos listed on Schedule 1.02(e) hereof, or any rights associated with such names and logos and all rights to use any of such names or logos in all jurisdictions in which Seller either currently uses any of such names or logos or has any right to use any of such names or logos, except as provided in Section 10.04(a) hereof;

                    (f)  All of Seller's books, records and
     other documents and information relating to the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee personnel records, product data, price lists, product demonstrations, quotes and bids and all product catalogs and brochures; provided that, Seller shall provide to Buyer on the Closing Date copies of Seller's inventory records and purchase orders (under which Seller is the purchaser) relating to the Business;

                    (g)  All accounts or notes receivable
     owing to Seller that relate to the Business;

                    (h)  All cash and cash equivalents of
     Seller with respect to the Business;

                    (i)  Any rights to recovery by Seller
     arising out of litigation with respect to the Business that relates to activities occurring prior to the Closing Date;

                    (j)  All insurance policies of Seller
     obtained in connection with the Business and all rights of Seller (including rights to receive dividends) under or arising out of such insurance policies;

                    (k)  Rights to receive refunds with
     respect to any and all taxes paid by Seller in connection with the Business, including interest payable with respect thereto, for Business activity conducted prior to the Closing Date;

                    (l)  Such licenses, permits,
     governmental approvals or other certificates of authority relating to the Assets which, by their terms, are nonassignable, and which, to Seller's knowledge, are described on Schedule 1.02(l) hereto;

                    (m)  Seller's interests in any real
     property leases, personal property leases, orders, contracts or agreements which, by the terms thereof, are not assignable, and which, to Seller's knowledge, are described on Schedule 1.02(m) hereto; and

                    (n)  Goodwill (including all goodwill
     associated with and symbolized by the name or names and logos identified in subsection (e) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name, logo or corporate name used in the conduct of the Business as now conducted) and all related intangibles which Seller uses in the conduct of the Business.

                         1.03 Assumption of Liabilities.  Buyer
shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date, Seller's obligations to be performed or satisfied on or after the Closing Date under the leases, agreements, contracts, arrangements and licenses assigned to Buyer pursuant to Section 1.01 hereof, and all payments of taxes and installments of special assessments with regard to the Real Estate Assets (which payments and assessments shall be prorated for calendar year 1995 effective as of the Closing Date); except to the extent that any such obligations constitute payments in arrears for benefits received in full by Seller prior to the Closing Date.

                         1.04 Excluded Liabilities.  Other than
as set forth above in Section 1.03, Seller shall retain, and Buyer shall not assume, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise (collectively, "Liabilities"). Seller shall be responsible for all of the Liabilities of Seller not assumed by Buyer pursuant to Section 1.03 hereof.

                         1.05 Assumption of Contractual Rights
and Obligations Related Thereto. As of the Closing Date, Buyer shall assume the rights and obligations (to the extent the obligations are to be performed following the Closing Date) of Seller in, to and under the real and personal property leases and the contracts being assigned and assumed pursuant to Section 1.01 hereof (collectively, the "Transferred Rights, Obligations and Agreements"); except to the extent that any such obligations constitute payments in arrears for benefits received in full by Seller prior to the Closing Date. Buyer shall use commercially reasonable efforts to assume and perform all of the obligations thereunder. To the extent that the assignment hereunder of any of the Transferred Rights, Obligations and Agreements shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Buyer and Seller shall use commercially reasonable efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under any such Transferred Rights, Obligations and Agreements, as the case may be, including appointing Buyer to act as its agent to perform all of Seller's obligations under such Transferred Rights, Obligations and Agreements and collecting and promptly remitting to Buyer all compensation payable pursuant to those Transferred Rights, Obligations and Agreements and enforcing, for the account and benefit of Buyer, any and all rights of Seller against any other person arising out of the breach or cancellation of such Transferred Rights, Obligations and Agreements by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided that, to the extent that Buyer requires Seller to undertake any services or take any action in furtherance of the performance of such Transferred Rights, Obligations and Agreements, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and that shall be mutually acceptable to the parties. The "Purchase Price" (as defined in Section 2.01 hereof) shall not be reduced by reason of the inability to transfer (by assignment, subcontract or otherwise) to Buyer any of the Transferred Rights, Obligations and Agreements on or after the Closing Date. Each party shall be responsible for all of its internal costs and expenses incurred by it in connection with the actions required by it under this
Section 1.05; Seller shall not be obligated to incur any out-of-pocket expenses in connection therewith unless Buyer agrees to reimburse Seller for such expenses; and Buyer shall not be required to incur any out-of-pocket expenses to secure the consent of any other party to any assignment hereunder. Buyer shall bear the risk, from and after the Closing Date, of breach or nonperformance of, and shall indemnify, defend and hold harmless Seller in full from and after the Closing Date with respect to, any loss, damage, liability or expense (including, without limitation, any reasonable attorney's fees and expenses) that Seller may suffer as a result of any failure to perform any of the Transferred Rights, Obligations and Agreements after the Closing Date; provided that, Buyer shall not be required to indemnify, defend or hold harmless Seller from any claim that the actions of the parties hereunder violated any prohibition against the transfer of any of the Transferred Rights, Obligations and Agreements or violated any right of a third party to prevent any such transfer by withholding its consent.

                         1.06 Certain Leases.  Seller hereby
agrees to negotiate in good faith with Buyer and enter into lease agreements with respect to Seller's Farm Shop located at Belvidere, Illinois, Seller's corn seed treating and distribution center located at Le Sueur, Minnesota, and Seller's knife center located at Le Sueur, Minnesota, which lease agreements shall be consistent with the business purpose of the transactions contemplated by this Agreement.


                           ARTICLE II

                         PURCHASE PRICE

                         2.01 Amount.  The total purchase price
for the Assets (the "Purchase Price") shall be equal to the book value, as of the Closing Date, of the Assets, as determined from the "Final Asset Valuation Sheet" (as defined in Section 2.03 hereof).

                         2.02 Manner of Payment.

                    (a)  The portion of the Purchase Price
     relating to the Assets identified in Section 1.01 hereof (other than in subsection (f) of Section 1.01) shall be paid for by delivery to Seller, no later than two business days following the date on which the final determination of the Final Asset Valuation Sheet is made (the "Final Valuation Date"), of a secured, subordinated promissory note of Buyer substantially in the form of Exhibit B hereto (the "Note"). The Note shall have a principal amount equal to the aggregate value (denominated in United States funds) of such Assets, as determined from the Final Asset Valuation Sheet (such principal amount being referred to herein as the "Final Amount"), a simple interest rate of 8% per annum and a term of 15 years, shall be secured by the Assets and shall have such other terms and conditions as are set forth in Exhibit B hereto. At the Closing, Buyer shall deliver to Seller the Note having a principal amount of Seventy-Two Million United States Dollars ($72,000,000 U.S.), which amount (the "Estimated Amount") constitutes the parties' good faith estimate of the Final Amount as of the date hereof.
     The Note shall, by its terms, be amended by Buyer solely to replace the Estimated Amount with the Final Amount no later than two business days following the Final Valuation Date.

                    (b)  The portion of the Purchase Price
     relating to the Assets identified in subsection (f) of
     Section 1.01 hereof (collectively, the "Inventory
     Assets") shall be paid for as follows:

                    (i)  on or before March 10, 1995, Buyer
          shall deliver to Seller, by wire transfer (in accordance with appropriate wire transfer instructions previously delivered by Seller to Buyer), an amount equal to the aggregate book value (denominated in United States funds) of such Assets in existence on, and as of, the Closing Date, and for purposes of calculating such aggregate book value of the Assets, the Non-Product Supplies from the Plants and the Closed Plants shall be written down by Seller and have an aggregate book value of zero on the Closing Date. Such amount (the "Interim Inventory Amount") shall be mutually agreed to by the parties no later than two business days prior to the Closing Date; and

                    (ii) within five business days after the Final Valuation Date:

                              (A)  if the amount reflected
                    on the Final Asset Valuation Sheet for
                    the Inventory Assets exceeds the Interim
                    Inventory Amount, then Buyer shall pay
                    to Seller by wire transfer (in
                    accordance with appropriate wire
                    transfer instructions previously
                    delivered by Seller to Buyer) the amount of such excess (in United States funds), and

                              (B)  if the Interim Inventory
                    Amount exceeds the amount reflected on
                    the Final Asset Valuation Sheet for the
                    Inventory Assets, then Seller shall pay
                    to Buyer by wire transfer (in accordance with appropriate wire transfer instructions previously delivered by Buyer to Seller) the amount of such excess (in United States funds).

                         2.03 Closing Date Valuation.  The value
of the Assets, and the Purchase Price, shall be finally determined in accordance with this Section 2.03.

                    (a)  Within 18 months following the
     Closing Date, Seller shall cause to be delivered to Buyer (i) an unaudited, partial balance sheet of the Business reflecting only the value of the Assets
     (specifically including all of the Transferred
     Equipment) immediately prior to the Closing (the
     "Unaudited Asset Valuation Sheet"), (ii) a copy of the work papers used in the preparation of the Unaudited
     Asset Valuation Sheet and (iii) an updated Inventory
     Schedule, if necessary, correcting any errors in the Inventory Schedule as delivered on the Closing Date, which conforms in aggregate amount to the Unaudited
     Asset Valuation Sheet line item for inventory. Seller shall make the persons in charge of the preparation of the Unaudited Asset Valuation Sheet available for reasonable inquiry by Buyer. If Buyer fails timely to notify Seller of its disagreement with any values set forth in the Unaudited Asset Valuation Sheet in accordance with the first sentence of Section 2.03(b), the Unaudited Asset Valuation Sheet shall be final and binding on Buyer and Seller, and shall be deemed the "Final Asset Valuation Sheet," for purposes of this
     Section 2.03.

                    (b)  Buyer may notify Seller in writing
     within 20 business days following receipt of the Unaudited Asset Valuation Sheet that it does not agree with any values set forth thereon, in which case Buyer and Seller will use good faith efforts during the 20-day period following the date of such written notice to resolve any differences they may have as to the Unaudited Asset Valuation Sheet. Such written notice will identify with specificity the calculations with which Buyer disagrees. If Buyer and Seller cannot reach agreement during that 20-day period, their disagreements shall be promptly submitted to an independent accounting firm as shall be mutually acceptable to the parties ("Auditor"), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it. The review of Auditor will be restricted as to scope to address only those specific disagreements referred to it by Seller and Buyer. The final form of the Closing Date Asset valuation sheet (the "Final Asset Valuation Sheet") shall be determined by Auditor as promptly as practicable following its selection, shall be confirmed by Auditor in writing to, and shall be final and binding on, Buyer and Seller for purposes of this
     Section 2.03.

                    (c)  The fees of and expenses incurred
     by Auditor shall be shared equally by Buyer and Seller.

                    (d)  All partial balance sheets prepared
     in accordance with this Section 2.03 shall be prepared in accordance with generally accepted accounting principles used in the United States, as consistently applied by Seller, and shall be prepared in a manner consistent with Seller's past practice in connection with the preparation of financial statements of the Business, except that such partial balance sheets do not and shall not include footnotes as may be required by such accounting principles.

                         2.04 Transfer Taxes and Other Closing
Costs. Buyer shall pay any and all sales, use, transfer, deed or excise taxes that shall become due and payable as a result of the sale of the Assets as contemplated under Section 1.01, including any sales tax assessed by governmental authorities after filing of the applicable sales tax return or returns. Buyer shall file all sales or use tax returns and pay to the appropriate taxing authority all such tax as is required by law to be paid in connection herewith. In addition, Buyer shall pay any and all recording fees and other closing costs involved with the transfer of the "Owned Parcels" (as defined in Section 4.06(a) hereof), but excluding any costs and expenses of Seller incurred in connection with the transactions contemplated hereby. Seller shall be responsible for and pay (i) all costs and expenses associated with making filings under the Uniform Commercial Code (the "UCC") and other filings with governmental authorities in connection with perfecting its security interest in the Assets pursuant to the Security Agreement, (ii) all taxes related to the filing of mortgages with respect to the Assets, and (iii) all recording fees and closing costs incurred in connection with removing liens and encumbrances that are not Permitted Encumbrances.

                         2.05 Allocation of Purchase Price.
Buyer and Seller shall mutually agree upon the allocation of the Purchase Price among the Assets as of the Closing Date, after taking into account the applicable Treasury Regulations of the United States Internal Revenue Service and the fair market value of the Assets. Seller and Buyer shall file all federal, state, local and foreign returns and tax information on a basis that is consistent with such allocations and shall execute such other documentation as may be reasonably necessary with respect to such allocations.

                         In addition to the foregoing, Seller and
Buyer shall pro rate, as of the Closing Date, all costs of operating the Assets (including real estate taxes for the Owned Parcels and rents for the properties subject to the Leases) as soon as reasonably practicable after the Closing, and shall promptly thereafter settle any amounts due between such parties.


                           ARTICLE III

                             CLOSING

                         3.01 Closing.  The closing of the
transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney, 220 South Sixth Street, Minneapolis, Minnesota at 8:30 a.m., Minneapolis time, on February 10, 1995, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. For all purposes hereof, the Closing shall be deemed to have occurred on February 1, 1995, or such other date as is mutually agreed by the parties (which date is referred to herein as the "Closing Date"), and the Closing shall be deemed effective as of 12:01 a.m., Minneapolis time, on the Closing Date.

                         3.02 General Procedure.  At the Closing,
each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets to Buyer shall be effected by Seller's execution and delivery of a bill of sale, substantially in the form attached hereto as Exhibit C (the "Bill of Sale"), the assignment and assumption of the designated Liabilities of Seller to Buyer shall be effected by the parties' execution and delivery of an assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the "Assignment and Assumption"), the warranty deeds to the Owned Parcels referred to in Section 8.01(j)(i) and such other instruments of conveyance, transfer, assignment and delivery as Buyer or Seller shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets and assumed Liabilities to Buyer.


                           ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SELLER

                         Seller hereby represents and warrants to
Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV and which shall constitute disclosure of all items described for all purposes of this Agreement):

                         4.01 Incorporation and Corporate Power.
Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                         4.02 Subsidiaries.  The Assets do not
include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

                         4.03 Execution, Delivery; Valid and
Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action of Seller, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

                         4.04 No Breach.  The execution, delivery
and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest or charge or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected (other than consents required under Section 8.01(c) hereof, which Seller undertakes to use commercially reasonable efforts to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject; in each case, and in the aggregate, in which the breach, default, violation, right of termination or acceleration or any other action or event described herein would have a material adverse effect on the ability of Buyer to operate the Assets (taken as a whole) immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing.

                         4.05 Governmental Authorities; Consents.
Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

                         4.06 Title to Properties.

                    (a)  The real property owned by Seller
     constituting part of the Assets (the "Owned Parcels") and the real property demised by the leases described under the caption referencing this Section 4.06 in the Disclosure Schedule (the "Leases") together constitute all of the real property owned, used or occupied by Seller on which the Plants are located (collectively, the "Real Property"). To the extent that Seller has in its possession any surveys with respect to the Real Property, Seller shall provide copies thereof to Buyer. The Real Property has access, sufficient for the conduct of the Business as now conducted at any given location, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at such location.

                    (b)  The Leases are in full force and
     effect, and Seller holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. Seller will deliver to Buyer, within 15 business days after the date hereof, complete and accurate copies of each of the Leases in Seller's possession, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller has not received written notice of any default of any material provision of any Lease.

                    (c)  Seller owns good and marketable
     title to the Assets, including each of the Owned Parcels, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth under the caption referencing this Section 4.06 in the Disclosure Schedule, (iii) lessors' interests in the real property leased under the Leases (and the personal property subject to leases constituting part of the Assets),
     (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, (v) liens in respect of pledges or deposits under workers' compensation laws and (vi) easements and other encumbrances which do not materially adversely affect the manner in which the Plants are operated on the date hereof (clauses (i) through (vi) being referred to herein, collectively, as the "Permitted Encumbrances").

                    (d)  Except as otherwise described in
     the Disclosure Schedule under the caption referencing this Section 4.06, to Seller's knowledge, there are no defects in the buildings, machinery and equipment located at any of the Plants, that, taken as a whole at any Plant, would, if not promptly corrected, materially adversely affect the operation of such Plant. Seller owns, or leases under valid leases, all buildings, machinery and equipment located at each of the Plants and all of the Transferred Equipment.

                    (e)  Seller has not received any written
     notice of any violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any of the Plants or the Real Property, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, and to Seller's knowledge, no such violations exist, except, in each case, with respect to violations or proceedings the known potential consequences of which do not or would not be reasonably deemed to have a material adverse effect on the ability of Buyer to operate the Plants at such locations immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing.

                    (f)  There are no liens for taxes upon
     any of the Assets, except liens for taxes not yet due.

                    (g)  Seller has not received any written
     notice of any material improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments of a material amount with respect to the Real Property.

                         4.07 Inventory.  Seller's inventory of
supplies and raw materials constituting the Inventory Assets consists of items of a quality and quantity usable in the ordinary course of the Business. As of the Closing Date, the values at which such Inventory Assets will be reflected in
Schedule 1.01(f) hereto will be in accordance with United States generally accepted accounting principles.

                         4.08 Contracts and Commitments.

                    (a)  The Disclosure Schedule, under the
     caption referencing this Section 4.08, lists the following agreements to which Seller is a party, which are currently in effect, and which relate to the operation of the Plants or the other Assets: (i) any contract or group of related contracts with the same party for the purchase of products (other than vegetables) or services relating to the operations or maintenance of the Plants or the other Assets under which the undelivered balance of such products or services exceeds $500,000; (ii) any contract or commitment, or group of related contracts or commitments, for capital expenditures at any of the Plants for an amount in excess of $500,000; (iii) any contract or commitment, or group of related contracts or commitments, with one or more growers of vegetables to be processed at any of the Plants after the Closing Date; (iv) any collective bargaining agreement or contract with any labor union covering Seller's employees at any of the Plants; (v) any written employment contracts with any of Seller's employees at any of the Plants; (vi) any agreement or indenture relating to mortgaging, pledging or otherwise placing a lien on any of the Assets; and (vii) any other material lease or material agreement to which Seller is a party and which relates to or affects the Plants or the other Assets.

                    (b)  Seller has performed, in all
     material respects, all obligations required to be performed by it in connection with the contracts, agreements, indentures, leases or commitments disclosed in the Disclosure Schedule under the caption referencing this Section 4.08 and is not in receipt of any written claim of material default under any such contract or commitment.

                    (c)  Prior to the date of this
     Agreement, Buyer has been supplied with a true and correct copy of each contract, agreement, indenture, lease or commitment referred to under the caption referencing this Section 4.08 in the Disclosure
     Schedule, together with all amendments thereto.

                         4.09      Litigation.  Except as set
forth in the Disclosure Schedule under the caption referencing this Section 4.09, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller with respect to the Assets, at law or in equity, which, if determined adversely to Seller's interests, would have a material adverse effect on (i) Seller's ability to transfer the Assets, taken as a whole, to Buyer, or
(ii) Buyer's ability to operate the Assets, taken as a whole, immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing.

                         4.10 Employees.  Except as set forth in
the Disclosure Schedule under the caption referencing this
Section 4.10 and only with respect to employees of Seller who perform functions in connection with the operation of the Plants and the other Assets:

                    (a)  Seller has complied in all material
     respects with all federal, state and local laws, rules, guidelines and regulations (collectively, and for purposes of this Section 4.10(a) only, "laws") which regulate employment of employees and the terms and conditions of employment, including without limitation, laws regulating or prohibiting discrimination on account of age, sex, race, religion, national origin or handicap or disability; civil rights and employment opportunity of employees and applicants for employment; wages, hours and overtime compensation; occupational safety and health; employment and discrimination with respect to persons with military service; and payment of social security and other taxes related to employment. Seller has complied in all material respects with the Immigration Reform and Control Act of 1986. There are no pending suits, claims or other proceedings alleging violation of the laws by Seller with respect to employees at any of the Plants; and there are no material workers' compensation claims pending against Seller with respect to employees at any of the Plants which claims are not covered by insurance.

                    (b)  Seller has complied in all material
     respects with all federal and state laws, rules and regulations with respect to labor relations, union organizing activities and collective bargaining rights of employees. To Seller's knowledge, none of the employees of the Plants is represented by a union or other collective bargaining agent, and there is no pending request for recognition of a collective bargaining agent or any pending union organizing drive. There are no pending claims against Seller alleging violations of any federal or state laws respecting labor relations and collective bargaining.

                    (c)  Seller has no written contracts of
     employment with any employee working at any of the Plants. Seller has not issued or distributed any employee handbook or manual for any Plant which, to Seller's knowledge, is reasonably likely to be deemed materially inconsistent with employment at-will.

                         4.11 Insurance.  The Disclosure
Schedule, under the caption referencing this Section 4.11, lists and briefly describes each insurance policy maintained by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. Seller has not received any written notice that it is in material default with respect to its obligations under any of any insurance policies relating to the Assets, taken as a whole.

                         4.12 Compliance with Laws; Permits.

                    (a)  Seller has complied in all material
     respects with all applicable federal, state and local laws, ordinances, rules, regulations and other requirements pertaining to occupational safety and health and building and zoning codes, which materially affect the operation of the Assets, taken as a whole, and no claims have been filed against Seller alleging a material violation of any such laws, regulations or other requirements. Seller has not received any written notice of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances that, if successful, would materially adversely affect the Assets, taken as a whole. Seller has not received any written notice of any violations on the part of Seller of any zoning or building ordinances with respect to the Plants. Seller has complied in all material respects with the Federal Food, Drug and Cosmetic Act and all applicable state and local laws and regulations with respect to the wholesomeness and fitness for human consumption of food.

                    (b)  Seller has, in full force and
     effect, all material licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct the Business at the Plants and own and operate the Assets (other than "Environmental Permits," as such term is defined in Section 4.13 hereof) (collectively, the "Permits") as presently conducted or operated.

                         4.13 Environmental Matters.

                    (a)  Seller's operation of the Plants
     and the present condition of the Real Property are in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances, codes, orders, decrees and judgments relating to pollution, contamination, hazardous substance remediation or handling, or protection of the environment, including, without limitation, the Comprehensive Environmental
     Response, Compensation and Liability Act, the Resource
     Conservation and Recovery Act, the Hazardous Materials
     Transportation Act, the Toxic Substances Control Act, the Clean Water Act and the Clean Air Act
     (collectively, and as in effect on the date hereof, "Environmental Laws").

                    (b)  Seller has obtained and maintained
     all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the Business at the Plants and own or operate the Real Property (collectively, the "Environmental Permits"). Seller has conducted the Business at the Plants in compliance in all material respects with the terms of the Environmental Permits, taken as a whole with respect to each Plant. Seller has filed all reports and notifications with respect to the Plants and the Real Property required to be filed under and pursuant to all material requirements of Environmental Laws.

                    (c)  Except as disclosed on the
     Disclosure Schedule under the caption referencing this
     Section 4.13, Seller has not: (i) generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, disposed of, stored, or released on or under the Real Property, any "Hazardous Materials" (as hereinafter defined), (ii) utilized on the Real Property any asbestos, polychlorinated biphenyls ("PCBs") or pesticides or
     (iii) constructed, installed or placed aboveground or underground Hazardous Materials storage tanks on or under the Real Property, or removed or filled any such tanks. To Seller's knowledge: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, disposed of, stored, originated from or released on or under the Real Property by Seller, (ii) the Real Property and any improvements thereon contain no asbestos, radon at levels materially above natural background, PCBs or pesticides, and (iii) no aboveground or underground Hazardous Materials storage tanks are located on or under the Real Property, or have been located on or under the Real Property and then subsequently been removed or filled. If any such storage tanks exist on or under the Real Property, such storage tanks have been duly registered, if required, with all appropriate governmental entities and are otherwise in material compliance with all applicable Environmental Laws.

                    (d)  Seller has not received written
     notice alleging in any manner that Seller is, or might potentially be, responsible for any past release of Hazardous Materials on or under the Real Property.

                    (e)  To the knowledge of Seller, the
     Real Property is not listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other similar list of hazardous waste sites maintained by any similar state agency.

                    (f)  No part of the Real Property has
     been used by Seller as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, except as disclosed on the Disclosure Schedule under the caption referencing this
     Section 4.13.

                    (g)  Seller has not received any written
     notice of the existence of any lien against Seller or the Real Property in favor of any governmental entity for: (i) any liability or imposition of costs under or violation of any applicable Environmental Law with respect to the Real Property, or (ii) any release of Hazardous Materials on or under the Real Property.

                    (h)  As used in this Section 4.13,
     "Hazardous Materials" shall mean any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Law.

                         4.14 Brokerage.  No third party shall be
entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

                         4.15 Certain Taxes.  Seller has filed
all returns of federal, state, county and local taxes and has paid all such taxes and interest and penalties with respect to taxes, if any, which are owed by it and the non-payment of which would permit the taxing entity to assert under applicable law a claim against Buyer by reason of the transactions contemplated under this Agreement and the Alliance Agreement.


                            ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF BUYER

                         Buyer hereby represents and warrants to
Seller that:

                         5.01 Incorporation and Corporate Power.
Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                         5.02 Execution, Delivery; Valid and
Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement is the valid and binding agreement of Seller, constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

                         5.03 No Breach.  The execution, delivery
and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject; in each case, in which the breach, default, violation, right of termination or acceleration or any other action or event described herein would have a material adverse effect on the ability of Buyer to operate the Assets (taken as a whole) immediately after the Closing in substantially the same manner as they were operated by Seller immediately prior to the Closing.

                         5.04 Governmental Authorities; Consents.
Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

                         5.05 Brokerage.  No third party shall be
entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.


                           ARTICLE VI

                       COVENANTS OF SELLER

                         6.01 Conduct of the Business.  In
connection with the ownership and use of the Assets, Seller agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

                    (a)  Seller shall operate and maintain
     the Assets only in the ordinary course of the Business as presently conducted by Seller, in accordance in all material respects with Seller's past custom and practice;

                    (b)  Seller shall not, directly or
     indirectly, sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of the operation of the Business by Seller;

                    (c)  Seller shall not cancel or
     terminate its current insurance policies described in the Disclosure Schedule under the caption referencing
     Section 4.11, or cause any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

                    (d)  Seller shall (i) use commercially
     reasonable efforts to keep available the services of those officers and employees of Seller responsible for operating the Plants; (ii) confer on a regular and frequent basis with representatives of Buyer to report on operational matters and the general status of ongoing operations with respect to the Plants; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Closing; (iv) notify Buyer of any emergency or other change in the normal operation of the Plants and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the operations of the Plants or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect.

                         6.02 Environmental Investigations.
Between the date hereof and the Closing Date, Seller shall conduct, at its cost, and with an environmental consultant selected by Seller ("Consultant") and reasonably approved by Buyer, at each Plant and at Seller's Farm Shop located at Ripon, Wisconsin, a Phase I Environmental Site Assessment that satisfies the ASTM Standard for Phase I Site Assessments (E 1527) (the "Phase I Investigation") and, if the Consultant determines that the results of such Phase I Investigations suggest further investigation is needed to determine whether air, water or soil contamination in violation of applicable Environmental Laws is identified at any such parcel, a Phase II Site Assessment. The Phase II Site Assessment may include sampling of building materials, soil and/or groundwater and shall be designed to confirm or refute the contamination identified in the Phase I Investigation. If such investigations disclose any contamination which, if unremedied, would constitute a breach of the representations set forth in Section 4.13 hereof (the "Environmental Representations"), then Seller agrees, at its cost, to cause the Consultant to develop a written scope of work (the "Remediation Plan") with respect to the remediation of such contamination. The Remediation Plan will be designed such that, following its planned remediation, Seller would not be in breach of the Environmental Representations. Seller further agrees to cause all actions specified by the Remediation Plan to be completed at Seller's cost and expense. Buyer shall have the opportunity to review the Remediation Plan with Seller, and to cause changes that are mutually agreeable to Buyer and Seller to be made thereto, prior to its implementation by Seller. Buyer agrees that such remediation, if required, may occur following the Closing Date in such manner, and at such times, as are reasonable to both parties.

                         Seller agrees to deliver to Buyer,
promptly after Seller's receipt thereof, copies of all final, written reports prepared by Consultant and delivered to Seller in connection with the matters described in this Section 6.02.

                         6.03 Ripon Tanks.  Seller will cause to
be removed and placed aboveground the two underground storage tanks located at the Ripon, Wisconsin Closed Plant, and will also replace such underground storage tanks, all in such a manner as to permit the continuing operation of the Farm Shop located at such Closed Plant and all in material compliance with applicable Environmental Laws.

                         6.04      Access to Books and Records.
Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of Seller (but only insofar as such items related primarily to the Assets or the operation of the Business at the Real Property) and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Assets. Buyer acknowledges and agrees that all information it obtains pursuant to such investigation shall constitute "Business Information," as defined in that certain Confidentiality Agreement between the parties hereto dated July 28, 1994 (the "Confidentiality Agreement"), and that Buyer and its authorized representatives shall continue to be subject to the terms thereof.

                         6.05      Regulatory Filings.  To the
extent not filed as of the date hereof, as promptly as practicable after the execution of this Agreement, Seller shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to the Assets for the consummation of the transactions contemplated herein. Seller will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

                         6.06      Conditions.  Seller shall take
all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but, in any event, within five business days of such date).


                           ARTICLE VII

                       COVENANTS OF BUYER

                         Buyer covenants and agrees with Seller
as follows:

                         7.01      Regulatory Filings. To the
extent not filed as of the date hereof, as promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.

                         7.02      Conditions.  Buyer shall take
all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but, in any event, within five business days of such date).


                          ARTICLE VIII

                      CONDITIONS TO CLOSING

                         8.01      Conditions to Buyer's
Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing
Date:

                    (a)  The representations and warranties
     of Seller set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

                    (b)  Seller shall have performed in all
     material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

                    (c)  Seller shall have obtained, or
     caused to be obtained, each consent or approval of nongovernmental third parties necessary for Seller to transfer beneficial ownership of the Assets, taken as a whole, to Buyer substantially in the manner contemplated hereby;

                    (d)  The applicable waiting periods
     under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                    (e)  There shall not be pending any
     action or proceeding before any judicial or governmental body having proper jurisdiction thereof:
     (i) challenging or seeking to make illegal, or to delay substantially or restrain materially or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, taken as a whole, as a result of the transactions contemplated hereby,
     (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Alliance Agreement or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                    (f)  There shall not be any action
     taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(e) hereof;

                    (g)  There shall have been no damage,
     destruction or loss of or to the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the aggregate value of the Assets or the ability of Buyer to operate them, as a whole, immediately after the Closing in substantially the same manner as Seller was operating them, as a whole, immediately prior to the Closing;

                    (h)  Buyer shall have obtained such
     third party financing as is necessary in order to consummate the transactions contemplated hereby and in the Alliance Agreement on terms reasonably satisfactory to Buyer; provided that, the obtaining of such third party financing shall not be a condition to Buyer's obligation to consummate the transactions contemplated hereby unless Buyer shall have used its best efforts to obtain such financing;

                    (i)  Seller shall have delivered all
     Schedules (and all Exhibits to the Alliance Agreement) in form and substance reasonably satisfactory to Buyer; and

               (j)  On the Closing Date, Seller shall have
               delivered to Buyer all of     the following:

                    (i)  separate warranty deeds in form
          reasonably satisfactory to Buyer selling, conveying and transferring to Purchaser title to each of the Owned Parcels, free and clear of all mortgages, liens, charges and encumbrances (except the Permitted Encumbrances), and warranting such title;

                    (ii) the Bill of Sale executed by Seller and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof;

                    (iii)     the Assignment and Assumption
          executed by Seller;

                    (iv) the Alliance Agreement executed by
          Seller;

                    (v)   a certificate of a Senior Vice
          President of Seller, dated the Closing Date, in form and substance reasonably acceptable to Buyer, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                    (vi) copies of the third party and
          governmental consents and approvals referred to in subsections (c) and (d) above;

                    (vii)     a copy of the text of the
          resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate, executed on behalf of Seller by its corporate secretary, certifying to Buyer that such copy is a true and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded; and

                    (viii)    such other certificates,
          documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

                         8.02      Conditions to Seller's
Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing
Date:

                    (a)  The representations and warranties
     of Buyer set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

                    (b)  Buyer shall have performed in all
     material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                    (c)  The applicable waiting periods
     under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                    (d)  There shall not be pending any
     action or proceeding before any judicial or governmental body having proper jurisdiction thereof:
     (i) challenging or seeking to make illegal, or to delay substantially or restrain materially or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Alliance Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                    (e)  There shall not be any action
     taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(d) hereof; and

                    (f)  On the Closing Date, Buyer will
     have delivered to Seller:

                    (i)  [Intentionally Omitted.];

                    (ii) the Note executed by Buyer;

                    (iii)     the Assignment and Assumption
          executed by Buyer;

                    (iv) the Alliance Agreement executed by
          Buyer;

                    (v)  a Security Agreement, dated as of
          the Closing Date, between Buyer and Seller, securing Buyer's obligations to Seller under the Note and Articles V, VI and XIX of the Alliance
          Agreement, executed by Buyer in substantially the form attached hereto as Exhibit E (the "Security
          Agreement");

                    (vi) one or more mortgages or deeds of
          trust, each dated the Closing Date, with respect to each Owned Parcel (other than Seller's Farm
          Shop located in Belvidere, Illinois), executed by Buyer, in substantially the form attached hereto as Exhibit F, as modified to comply with applicable law (the "Mortgage");

                    (vii)     UCC-1 Financing Statements and
          other documents necessary to perfect Seller's security interests set forth in the Security Agreement and all of the Mortgages, all of which documents shall be dated the Closing Date and shall have been executed by Buyer;

                    (viii)    a copy of the text of the
          resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate, executed on behalf of Buyer by its corporate secretary, certifying to Seller that such copy is a true and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                    (ix) a certificate of the Chief
          Executive Officer of Buyer, dated the Closing
          Date, in form and substance reasonably
          satisfactory to Seller, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied; and

                    (x)  such other certificates, documents
          and instruments as Seller reasonably requests related to the transactions contemplated hereby.

                         8.03 Conditions Subsequent.  The Closing
shall be subject to the following conditions subsequent:

                    (a)  On or before March 10, 1995, Buyer
     shall have paid to Seller, by wire transfer in immediately available United States funds, the Interim
     Inventory Amount, and

                    (b)  On or before March 10, 1995, Buyer
     shall have closed on such of its senior creditor lending facilities as would provide funding in amounts sufficient to enable Buyer to perform its obligations under the Alliance Agreement as contemplated by the parties thereto. Seller shall continue to cooperate with Buyer in the same manner as it has prior to the Closing in order to assist Buyer in obtaining such senior credit facilities.


                           ARTICLE IX

                           TERMINATION

                         9.01      Termination.  This Agreement
may be terminated at any time prior to the Closing:

                    (a)  by the mutual consent of Buyer and
     Seller;

                    (b)  by either Buyer or Seller if there
     has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement and such misrepresentation or breach has not been cured within ten business days after receipt by the misrepresenting or breaching party of written notice from the other party of the misrepresentation or breach (which notice shall describe the problem in sufficient detail to enable the misrepresenting or breaching party to cure the problem identified); or

                    (c)  by either Buyer or Seller if the
     transactions contemplated hereby have not been consummated by December 30, 1994; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

                         9.02      Effect of Termination.  In the
event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that (a) Sections 12.01, 12.02 and 12.10 hereof shall survive indefinitely, (b) each party shall be liable to the other party hereto for willful breaches of this Agreement prior to the time of such termination, and (c) Seller shall be obligated to purchase at cost or assume any contract with respect to the assets and equipment described in Schedule 9.02.

                         9.03 Effect of Failure of Conditions
Subsequent.

                    (a)  In the event of a failure of the
     condition subsequent set forth in Section 8.03(a) hereof, and in the event that Section 9.03(b) hereof does not apply, Seller shall have the right to set-off against the unpaid Interim Inventory Amount any payments Seller may owe to Buyer under the Alliance
     Agreement on or after March 10, 1995.

                    (b)  In the event of a failure of the
     condition subsequent set forth in Section 8.03(b) hereof, the parties shall declare this Agreement null and void, in which event: (i) Buyer shall be deemed to have immediately returned to Seller all Assets Buyer purchased hereunder, Buyer shall terminate all employees working at the Plants (and any related facility being transferred back as part of the Assets) effective as of the effective date of such property re-transfers, and Seller shall offer employment to all such employees and Seller shall indemnify, defend and hold harmless Buyer against any claim by employees at the Plants or any related facility under the Worker Adjustment and Retraining Notification Act or any successor federal statute or similar state statute), and Buyer shall take such other actions and execute such documents and instruments of reconveyance as Seller shall reasonably deem necessary or appropriate to effect such reconveyance, (ii) Seller shall return the Note to Buyer marked "Void," (iii) Seller and Buyer shall mark "Void" all executed copies of the Security Agreement, the Mortgages and the Alliance Agreement,
     (iv) Seller shall reimburse Buyer for the operating expenses incurred by Buyer in operating the Plants from February 1, 1995 through March 10, 1995 (or such earlier date as the parties shall have mutually determined that the condition subsequent set forth in
     Section 8.03(b) cannot be satisfied by Buyer), and (v) the other effects set forth in Section 9.02 shall thereafter apply in accordance with the terms thereof.


                            ARTICLE X

                      ADDITIONAL AGREEMENTS

                         10.01     Plant Closings.  Seller
intends to close five of its plants currently being operated with respect to the Business, all of which are identified on Schedule
10.01(a) hereto (collectively, the "Closed Plants"). The following subsections set forth the parties' understandings with respect to the Closed Plants.

                    (a)  General Understandings.  Buyer
     acknowledges that none of the Closed Plants is included in the Plants, and Seller will bear all costs (including the costs of write-downs of assets and employee severance) with respect to the closing of the Closed Plants. Seller shall bear all responsibility for, and related costs associated with, complying with the terms of the federal Worker Adjustment and Retraining Notification Act (the "WARN Act") and any similar, applicable state laws with respect to all employees of the Closed Plants. In addition, Seller shall remain responsible for the management and operation of each Closed Plant until the date of closure of such Closed Plant. Any proceeds resulting from the sale or other disposition of the Closed Plants, or any assets contained therein, shall belong to Seller and not to Buyer.

                    (b)  Transferred Equipment.  Seller will
     be responsible for the costs and management of the dismantling and transportation of the equipment identified in Schedule 10.01(b) hereto which is located at the Closed Plants identified thereon (the "Transferred Equipment") from such Closed Plant to the Plant identified in such Schedule 10.01(b), but not for the installation of the Transferred Equipment at the identified Plants (which shall be Buyer's responsibility), all as in accordance with the "RCP" (as defined in the Alliance Agreement). If, for any reason, Seller shall be unable to complete the dismantling and transportation of the Transferred Equipment to the identified Plants in accordance with the time schedules set forth in the Sailboat Operations Plan, Seller shall not be liable for any special, indirect, incidental, punitive, consequential or other damages as a result of any interruption or loss of business of Buyer due to such inability to complete such dismantling and transportation of the Transferred Equipment in accordance with the RCP. Seller will not, to the extent permitted by applicable law and its applicable corporate policies and/or benefit plans or programs, make any severance payments to Seller's employees who will be necessary to enable Seller to fulfill its responsibilities with respect to the Transferred Equipment under this Section 10.01(b) until such time as Seller has fulfilled its responsibilities with respect to the Transferred Equipment.

                    The Transferred Equipment constitutes
     part of the Assets and will be sold to Buyer on, and effective as of, the Closing Date.

                         10.02     Employee Matters.  The
following subsections set forth the parties' agreements with respect to the treatment of Seller's employees who are employed at the Plants (the "Plant Employees"). Except as otherwise specifically set forth in this Section 10.02 (and only for the limited purposes described therein), effective as of the day immediately preceding the Closing Date, all Plant Employees shall cease to be participants in or otherwise covered by Seller's pension and welfare benefit plans, including plans, programs, policies and arrangements which provide retirement benefits, medical and dental coverage, accident and life insurance, disability coverage, vacation and severance pay.

                    (a)  Termination; Rehire.  Effective as
     of the day immediately preceding the Closing Date, Seller shall terminate the employment of all Plant Employees. Effective as of the Closing Date, Buyer shall make offers of employment (which shall include Buyer's agreements set forth below with respect to participation in Buyer's employee benefit plans) to all Plant Employees who are actively at work or on vacation. As to Plant Employees who are on leave, Buyer shall make offers of employment to such Plant Employees effective upon their return to work. Buyer shall pay Plant Employees who are hired by Buyer (a "Hired Plant Employee") the same rate of base pay as was paid to such Hired Plant Employee by Seller immediately prior to the Closing Date. Seller shall bear all responsibility for, and related costs associated with, complying with the WARN Act and similar state laws to the extent that the same apply to employees at the Plants.

                    (b)  Pension Plans.  Effective as of the
     end of the day immediately preceding the Closing Date, Plant Employees shall cease to accrue benefits, but will continue to be participants, under the Seller's employee benefit pension plans ("Seller's Pension Plans") as that term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. Plant Employees shall cease being participants under Seller's Pension Plans upon final payment of all vested benefits payable thereunder in accordance with the terms of the Seller's Pension Plans.

                    Effective as of the Closing Date, Buyer
     shall include Hired Plant Employees in its applicable employee benefit pension plans ("Buyer's Pension Plans"). Hired Plant Employees (other than seasonal employees) shall be given credit for all service with Seller under Buyer's Pension Plans in which they become participants for purposes of participation and vesting.

                    (c)  Health Coverage.  Effective as of
     the end of the day immediately preceding the Closing Date, Plant Employees shall no longer be covered by Seller's medical and dental plans. Seller shall be responsible for providing Plant Employees who terminate or otherwise become subject to a "qualifying event" (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code")) prior to the Closing Date the election of group health continuation coverage required by Section 4980B of the Code ("Continuation Coverage"), under the terms of the health plans maintained by Seller.

                    Effective as of the Closing Date, Hired
     Plant Employees (other than seasonal employees) will be eligible for coverage under Buyer's medical and dental plans. Buyer's medical and dental plans shall provide for waiver of preexisting conditions if Seller's medical and/or dental plans covered the Hired Plant Employee for such condition prior to the Closing Date. Buyer shall perform the duties required of an employer with respect to Continuation Coverage, including, but not limited to, making such coverage available to Hired Plant Employees upon their termination of employment with Buyer on or after the Closing Date to the extent required by law.

                    (d)  Vacation.  Buyer shall recognize
     all earned, but unused vacation of the Hired Plant Employees under Seller's existing vacation policy and shall permit the Hired Plant Employees to use such earned, but unused vacation during calendar year 1995 in accordance with Buyer's vacation policy in effect on the date hereof. Seller shall reimburse Buyer (in United States funds) for all unused vacation earned through December 31, 1994 by the Hired Plant Employees and used by them as Buyer's employees during calendar year 1995. As promptly as possible following the Closing, Buyer and Seller shall agree upon the total amount of earned, but unused vacation for which Seller is potentially responsible hereunder. Buyer shall maintain appropriate books and records accurately reflecting such used vacation and shall invoice Seller once, following December 31, 1995, for the full amount of the reimbursement due Buyer under this Section 10.02(d). Buyer shall permit Seller to review such books and records and any related work papers of Buyer and to meet with Buyer's officers or employees responsible for maintaining such records. Unless there is any dispute with respect to the amount of earned, but unused vacation used, Seller shall pay the invoiced amount within 15 business days of Seller's receipt of such invoice. If Seller disputes the invoiced amount, it shall notify Buyer within such 15 business day period and pay to Buyer the undisputed amount. Buyer and Seller will then attempt to resolve such dispute in good faith as promptly as possible thereafter. If the parties are unable to resolve such dispute within a reasonable time thereafter, they shall submit the dispute to arbitration in the same manner as disputes are resolved pursuant to the terms of Section 2.03(b) hereof.

                    (e)  Workers' Compensation.  Seller
     shall remain responsible for all workers' compensation claims made by Plant Employees based on occurrences prior to the Closing Date, and Buyer shall be responsible for all workers' compensation claims made by Hired Plant Employees based on occurrences on and after the Closing Date. The costs of post-Closing workers' compensation claims shall be allocated to the "Central Division Plants" and the "Eastern Division
     Plants" (as defined in Schedule 1.01(a) hereof) in accordance with the terms of the Alliance Agreement.

                    (f)  Other Employee Benefit Plans.
     Effective as of the end of the day immediately preceding the Closing Date, and except as otherwise provided herein, Plant Employees shall cease to be covered by Seller's employee welfare benefit plans, including, but not limited to, disability, life insurance, severance, employee assistance and vacation.

                    Effective as of the Closing Date, Buyer
     shall include Hired Plant Employees (other than seasonal employees) in its employee welfare benefit plans (including its long-term disability insurance and life insurance programs). Such Hired Plant Employees shall be given credit for all service with Seller under the employee benefit plans of Buyer in which they become participants for purposes of participation in such plans of Buyer.

                    (g)  Severance.  Buyer shall maintain,
     for one year following the Closing Date, a severance plan for Hired Plant Employees who are involuntarily terminated by Buyer because of job elimination or workforce reduction, except "for cause," that provides severance benefits that, in the aggregate, are comparable to those severance benefits provided by Seller to similarly situated Plant Employees who are involuntarily terminated due to workforce reductions or job eliminations immediately prior to the Closing Date.

                    (h)  Retiree Health Plans.  Seller shall
     be responsible for payment of retiree benefits for those Plant Employees who are eligible for retiree health benefits under Seller's retiree health plan as of the end of the day immediately preceding the Closing Date, in accordance with the terms of such retiree health plan as then in effect or as subsequently amended. In the case of Hired Plant Employees who are eligible for health benefits under both Seller's retiree health plan and Buyer's health plan, Buyer's health plan shall have primary responsibility for such Hired Plant Employee's health claims and Seller's retiree health plan shall have secondary responsibility.

                    (i)  Other Employment-Related
     Liabilities. The parties agree that, except as explicitly set forth above, Seller shall be liable for all employment-related liabilities of the employer of the Plant Employees through the day immediately preceding the Closing Date, and Buyer shall be and become liable for all employment-related liabilities of the employer of the Plant Employees who accept employment with Buyer from and after the Closing Date (or from and after the date of hire, if later, in the case of Plant Employees on leave).

                    (j)  No Transfer of Seller Plan Assets
     or Liabilities. All of Seller's pension and welfare benefit plans and assets retained for the funding of benefits through such plans, and any corresponding liabilities, are specifically excluded from any assets and liabilities transferred to Buyer pursuant to this Agreement. Seller shall remain liable, and Buyer shall not assume or otherwise have any Liability, under any employee benefit plan or program (whether or not subject to ERISA) (including all plans) of Seller.

                    (k)  Limitation on Enforcement.   This
     Section 10.02 is an agreement solely between Seller and Buyer. Nothing in this Section 10.02, whether express or implied, confers upon any employee of Buyer or Seller (including the Plant Employees and the Hired Plant Employees) or any other person, any rights or remedies, including, but not limited to (i) any right to employment or recall, (ii) any right to continued employment for any specified period or (iii) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section 10.02.

                         10.03     Bulk Sales Laws.  The parties
hereby agree to waive compliance with the provisions of all applicable bulk sales laws (if any are applicable).

                         10.04     License.

                    (a)  Seller hereby grants to Buyer, effective
     as of the Closing Date, a     non-exclusive,
     non-transferable, fully paid license to use the trademarks of Seller set forth on Schedule 10.04 hereto (the "Trademarks") on such signs on the Plants as are being used by Seller in the operation of the Business on the date hereof. Buyer shall have no right to use the Trademarks in any other place or for any other purpose and shall grant no sublicense, in whole or in part, of the license granted pursuant to this Section 10.04, without Seller's prior written consent. Buyer shall make no modifications to the Trademarks on such signs without Seller's prior written consent. Buyer recognizes Seller's ownership of the Trademarks and shall not at any time take any action that might in any way impair Seller's rights in and to the Trademarks and shall not claim any right or interest in or to the Trademarks, except such rights as are expressly granted by this Section 10.04. Buyer hereby agrees to take, at Seller's cost and expense, all such actions as Seller may reasonably request in order to protect and enforce the Trademarks. The license granted by this Section 10.04 shall terminate automatically upon any termination of the Alliance Agreement and may otherwise be terminated at any time by Seller by providing written notice thereof to Buyer.

                    (b)  If and when needed by Buyer in order to
     perform its obligations under the Alliance Agreement for Seller's benefit, Seller hereby agrees to grant to Buyer a limited license to use such of the intellectual property described in Section 1.02(d) as is necessary to conduct the Business in the same manner in which it was conducted immediately prior to the Closing Date. Such limited license shall be upon substantially similar terms as are set forth in Section 10.04(a), and upon such other reasonable terms and conditions as Seller and Buyer shall mutually agree.

                         10.05     Quiet Enjoyment.  Seller
covenants that, notwithstanding anything to the contrary contained elsewhere in this Agreement or in any of the warranty deeds or otherwise (except for Buyer's obligations under Sections
1.03 and the Transferred Rights, Obligations and Agreements, all of which obligations shall remain Buyer's after the Closing
Date), if any person or entity (other than Buyer or persons claiming under Buyer) shall disturb or seek to disturb the quiet and peaceable possession of Buyer of any of the Real Property, the Plants and Farm Shops thereon sold hereunder (collectively the "Real Estate Assets"), or shall interfere or seek to interfere with the use or operation of such Real Estate Assets by Buyer in substantially the same manner as Seller used or operated the Real Estate Assets prior to Closing, including without limitation if any such person or entity shall commence any action for a claim of damages or foreclosure by reason of any lien, charge, encumbrance, defect in or failure of title to the Real Estate Assets or the use thereof not being permitted by applicable zoning or land use laws or regulations (collectively a "Title Defect") which Title Defect existed on or before the Closing or the date of delivery of a deed (whether or not Buyer had knowledge of any such lien, encumbrance, defect in or failure of title prior to such transfer), whichever is later, whether or not the Title Defect is a Permitted Encumbrance, then Seller shall commence and diligently proceed to pay such claim or remove, cure or terminate such Title Defect so as to eliminate such Title Defect and shall defend, indemnify and hold Buyer harmless from and against any and all loss, liability, claims , damages, causes of action, cost or expense, including but not limited to reasonable attorneys fees, arising in connection therewith. This covenant is supplemental to, and not in limitation of, any warranty contained in any deed given at, in connection with, or after the Closing, shall survive the Closing, and shall continue throughout the term of the Alliance Agreement.

                         10.06     Certain Post-Closing Real
Estate Transfers. As soon as practicable following the Closing, Seller shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to:

                    (a)  cause all of Seller's right, title
     and interest in and to Seller's Farm Shop located at Ripon, Wisconsin, and the associated silage stack located approximately two miles away from such Farm
     Shop, to be transferred and assigned to Buyer, and

                    (b)  complete the exchange of parcels of
     real property located near the Glencoe, Minnesota Plant, which exchange is commonly known by the parties as the "Schofield Exchange," to occur between Seller and adjoining landowners named James L. and Helen Schofield, and to transfer and assign to Buyer all of Seller's right, title and interest in and to such exchanged property. The property to be received by Seller in the Schofield Exchange constitutes two parcels located in Sections 16 and 21, respectively, of Township 115, Range 28 of Glencoe, Minnesota.

Buyer understands and agrees that, effective as of the date or dates of such transfers of property to Buyer, Seller shall be entitled to, and Buyer shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to, amend the Mortgage or Mortgages governing the adjoining real property acquired by Buyer hereunder to include in, and make such transferred parcels subject to the terms of, such Mortgage or Mortgages.


                           ARTICLE XI

                    SURVIVAL; INDEMNIFICATION

                         11.01     Survival of Representations
and Warranties.  The representations and warranties contained in
Article IV and Article V hereof shall survive the Closing for a period of two years following the Closing Date; provided that, Seller's representations set forth in Section 4.13(a) relating specifically to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and any similar state "superfund" law, all as amended from time to time ("Seller's CERCLA Representations"), and Seller's covenants set forth in
Section 10.05 and 10.06 hereof (collectively, "Seller's Real Property Covenants") shall survive the Closing indefinitely.

                         11.02     Indemnification by Seller.

                    (a)  Subject to the limitations of
     Section 11.02(b), Seller agrees to indemnify in full
     Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified
     Parties") and hold them harmless against any loss, Liability, deficiency, damage, expense or cost
     (including reasonable legal expenses), (collectively,
     "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any certificate or other document delivered or to be delivered by or on behalf of Seller pursuant to the terms of Section 8.01(j) of this Agreement, (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement, or (iii) any "Claims" (as defined in Section 11.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller with respect to the ownership or operation of the Assets or the Business prior to the Closing (collectively, "Buyer Losses").

                    (b)  Seller shall be liable to Buyer
     Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the second anniversary of the Closing Date, and (ii) only if the aggregate amount of all Buyer Losses exceeds $250,000 U.S. (the "Basket Amount"), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount up to a total of $10,000,000 U.S. (the "Maximum Amount"), which shall constitute the maximum aggregate liability of Seller to Buyer under this Agreement; provided that, any breach by Seller of Sellers' CERCLA Representations or of Seller's Real Property Covenants shall not be subject to the time limitation of clause (i) of this sentence, the Basket Amount or the Maximum Amount limitation, and provided further, that, any breach by Seller of its covenants in Section 6.02 hereof shall not be subject to the time limitation of clause (i) of this sentence or the Maximum Amount limitation. A Buyer Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Seller to assert that the Buyer Indemnified Party did not comply with the terms of this Section 11.02 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 11.02, unless Seller demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

                         11.03     Indemnification by Buyer.

                    (a)  Subject to the limitations of
     Section 11.03(b), Buyer agrees to indemnify in full Seller, and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered or to be delivered by Buyer pursuant to the terms of Section 8.02(f) of this Agreement, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement, (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the ownership or operation of the Assets or the Business after the Closing, or (iv) any Claims or threatened Claims against Seller arising out of any breach, violation or failure to comply by Buyer after the Closing Date with CERCLA or any similar state "superfund" law, all as amended from time to time (collectively, "Seller Losses").

                    (b)  Buyer shall be liable to the Seller
     Indemnified Parties for any Seller Losses (i) only if Seller or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the second anniversary of the Closing Date, and (ii) only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Seller Losses over the Basket Amount up to the Maximum Amount, which shall constitute the maximum aggregate liability of Buyer to Seller under this Agreement; provided that, any obligation of Buyer to indemnify Seller pursuant to clause (iv) of Section 11.03(a) shall not be subject to the time limitation of clause (i) of this sentence, the Basket Amount or the Maximum Amount limitation. A Seller Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 11.03 sufficient to cause the Seller Indemnified Party to have waived its rights under this Section 11.03, unless Buyer demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

                         11.04     Method of Asserting Claims.
As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                    (a)  In the event that any of the
     Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liability or the costs or expenses of which are Buyer Losses or Seller Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided that, the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and
     (ii) diligently contests and defends such Claim.
     Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

                    (b)  In the event any Indemnified Party
     should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Buyer Loss or Seller Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Financial Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Financial Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

                    (c)  After the Closing, the rights set
     forth in this Article XI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement (except as otherwise specifically set forth in the Note or the Alliance Agreement). Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement or the transactions contemplated hereby. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.


                           ARTICLE XII

                          MISCELLANEOUS

          12.01 Press Releases and Announcements. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

          Buyer understands that Grand Metropolitan plc, the indirect sole stockholder of Seller ("Parent"), is a publicly held corporation subject to disclosure rules and regulations of federal and foreign securities laws. Similarly, Seller understands that Buyer is a publicly held corporation subject to such disclosure rules and regulations. Each of Buyer (with respect to Seller) and Seller (with respect to Buyer) acknowledges the right of the other public company to disclose the transactions contemplated by this Agreement at any time if such disclosure is deemed by such other public company, in its reasonable opinion, to be required by law. In the event that either public company determines to make such disclosure, Buyer or Seller, as the case may be, agrees to notify the other party hereto of such public company's intention to make such disclosure and to provide such other party with the text of the disclosure sufficiently in advance of its release to the public to enable such other party to have a reasonable opportunity to comment thereon.

          12.02 Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees), in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

          12.03 Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of, and vesting in Buyer title to (subject to Section 1.05), the Assets.

          12.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

          12.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by registered or certified U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:   with a copy to:
Seneca Foods Corporation Jaeckle, Fleischmann & Mugel
1162 Pittsford-Victor Road    Norstar Building
Pittsford, New York  14534    Twelve Fountain Plaza
Attention:                                 Arthur S. Wolcott
Buffalo, New York  14202-2292
                                           Chairman of the Board
Attention:                                 William I. Schapiro
Facsimile:                                 (716) 954-7508
Facsimile:                                 (716) 856-0432

Notices to Seller:                         with a copy to:
The Pillsbury Company                      Dorsey & Whitney
200 South Sixth Street                     220 South Sixth Street
Minneapolis, Minnesota  55402              Minneapolis, Minnesota
55402
Attention:                                 Thomas A. Debrowski
Attention:  Robert A. Rosenbaum
        Senior Vice President,             Facsimile:  (612)
340-8738
           Operations
Facsimile:                                 (612) 330-4737


         12.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

         12.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.08 Complete Agreement. This Agreement, the Exhibits and Schedules attached hereto, the Disclosure Schedule, the Confidentiality Agreement and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         12.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         12.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              SENECA FOODS CORPORATION



                              By /s/ ARTHUR S. WOLCOTT
                                 Arthur S. Wolcott
                                 Chairman of the Board


                              THE PILLSBURY COMPANY



                              By  /s/ THOMAS A. DEBROWSKI
                                 Thomas A. Debrowski
                                 Senior Vice President,
Operations


                             TABLE OF CONTENTS
                                                             Page

ARTICLE I  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES     2
  1.01       Transfer of Assets                             2
  1.02       Excluded Assets    4
  1.03       Assumption of Liabilities                      6
  1.04       Excluded Liabilities                           6
  1.05       Assumption of Contractual Rights and Obligations Related
             Thereto            6
  1.06       Certain Leases     7

ARTICLE II PURCHASE PRICE        8
  2.01       Amount             8
  2.02       Manner of Payment                              8
  2.03       Closing Date Valuation                         9
  2.04       Transfer Taxes and Other Closing Costs        10
  2.05       Allocation of Purchase Price                  11

ARTICLE III     CLOSING         11
  3.01       Closing           11
  3.02       General Procedure                             11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER         12
  4.01       Incorporation and Corporate Power             12
  4.02       Subsidiaries      12
  4.03       Execution, Delivery; Valid and Binding Agreement    12
  4.04       No Breach         12
  4.05       Governmental Authorities; Consents            13
  4.06       Title to Properties                           13
  4.07       Inventory         15
  4.08       Contracts and Commitments                     15
  4.09       Litigation        16
  4.10       Employees         16
  4.11       Insurance         17
  4.12       Compliance with Laws; Permits                 17
  4.13       Environmental Matters                         17
  4.14       Brokerage         19
  4.15       Certain Taxes     19

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER          19
  5.01       Incorporation and Corporate Power             20
  5.02       Execution, Delivery; Valid and Binding Agreement    20
  5.03       No Breach         20
  5.04       Governmental Authorities; Consents            20
  5.05       Brokerage         20

ARTICLE VI COVENANTS OF SELLER                              21
  6.01       Conduct of the Business                       21
  6.02       Environmental Investigations                  22
  6.03       Ripon Tanks       22
  6.04       Access to Books and Records                   22
  6.05       Regulatory Filings                            23
  6.06       Conditions        23

ARTICLE VII     COVENANTS OF BUYER                          23
  7.01       Regulatory Filings                            23
  7.02       Conditions        23

ARTICLE VIII    CONDITIONS TO CLOSING                       24
  8.01       Conditions to Buyer's Obligations             24
  8.02       Conditions to Seller's Obligations            26
  8.03       Conditions Subsequent                         28

ARTICLE IX TERMINATION          29
  9.01       Termination       29
  9.02       Effect of Termination                         29
  9.03       Effect of Failure of Conditions Subsequent    29

ARTICLE X  ADDITIONAL AGREEMENTS                            30
  10.01      Plant Closings    30
           (a)             General Understandings          30
           (b)             Transferred Equipment           31
  10.02      Employee Matters                              31
           (a)             Termination; Rehire             32
           (b)             Pension Plans                   32
           (c)             Health Coverage                 32
           (d)             Vacation                        33
           (e)             Workers' Compensation           33
           (f)             Other Employee Benefit Plans    34
           (g)             Severance                       34
           (h)             Retiree Health Plans            34
           (i)             Other Employment-Related Liabilities      34
           (j)             No Transfer of Seller Plan Assets or
                           Liabilities                     35
           (k)             Limitation on Enforcement       35
  10.03      Bulk Sales Laws   35
  10.04      License           35
  10.05      Quiet Enjoyment   36
  10.06      Certain Post-Closing Real Estate Transfers    36

ARTICLE XI SURVIVAL; INDEMNIFICATION                        37
  11.01      Survival of Representations and Warranties    37
  11.02      Indemnification by Seller                     37
  11.03      Indemnification by Buyer                      38
  11.04      Method of Asserting Claims                    39

ARTICLE XII     MISCELLANEOUS                               42
  12.01      Press Releases and Announcements              42
  12.02      Expenses          42
  12.03      Further Assurances                            42
  12.04      Amendment and Waiver                          43
  12.05      Notices           43
  12.06      Assignment        43
  12.07      Severability      43
  12.08      Complete Agreement                            44
  12.09      Counterparts      44
  12.10      Governing Law     44


EXHIBITS:

Exhibit A  Alliance Agreement
Exhibit B  Secured Subordinated Note of Buyer
Exhibit C  Bill of Sale
Exhibit D  Assignment and Assumption Agreement
Exhibit E  Security Agreement
Exhibit F  Form of Mortgage


SCHEDULES:

Schedule 1.01(a)     Plants
Schedule 1.01(b)     Real Property
Schedule 1.01(c)     Equipment, Machinery, Furniture, Fixtures and
              Furnishings
Schedule 1.01(d)     Real Property Leases
Schedule 1.01(e)     Personal Property Leases
Schedule 1.01(f)     Inventory Schedule
Schedule 1.01(g)     Assumed Contracts
Schedule 1.01(h)     Prepaid Expenses and Deposits
Schedule 1.02(e)     Seller Proprietary Names
Schedule 1.02(l)     Nonassignable Authorizations
Schedule 1.02(m)     Nonassignable Leases and Contracts
Schedule 9.02 Assets and Equipment to be Repurchased
Schedule 10.01(a)    Closed Plants
Schedule 10.01(b)    Transferred Equipment
Schedule 10.04       Seller's Trademarks

Disclosure Schedule